Exhibit 10.01

COMVITA NEW ZEALAND LIMITED

DERMA SCIENCES, INC

LICENCE AGREEMENT

AGREEMENT dated February 23, 2010

PARTIES

COMVITA NEW ZEALAND LIMITED, of Paengaroa, New Zealand (“Comvita”)

DERMA SCIENCES, INC, of Princeton, New Jersey, United States of America (“Derma Sciences”)

INTRODUCTION

A.	Comvita or its licensors are the owner of the Patent Rights, Know-How and Trade Marks.

B.
Comvita is willing to grant to Derma Sciences, and Derma Sciences is willing to accept, a licence under the Patent Rights, Know-How and Trade Marks, in accordance with the provisions of this Agreement.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, including the Introduction, unless the context otherwise requires, the following terms will have the following meanings:

“Agreement” means this agreement and the attached Schedules;

“Business Day” means a day, excluding Saturdays, Sundays, statutory public holidays or any day in the period starting on 24 December and ending on 5 January, on which banks are open for ordinary over-the-counter business in either Tauranga, New Zealand or New Jersey, United States of America;

“Commencement Date” means the date of signing of this Agreement by both parties;

“Confidentiality Agreement” means the agreement entered into between the parties and entitled “Confidentiality Agreement” and dated on or about the Commencement Date;

“Confidential Information” means all information of any kind, whether in tangible or documentary form, and whether marked or identified as being confidential, relating to the Disclosing Party or its business affairs and includes information relating to any of:

(a)	the business operations, business strategies, marketing plans and technologies of the Disclosing Party; or

(b)	the terms of this Agreement;

“Cost of Production” means the cost of direct materials, direct labour and any other expenses directly related (and fairly allocated based on actual value added or percentage contribution (whichever is lower)) to the manufacturing cost of the relevant product, along with a reasonable and systematic allocation of fixed and variable production overheads;

exhibit 10.01 licence agmt with redactions	Licence Agreement	1

“Disclosing Party” means the party to whom or to whose business affairs the Confidential Information relates;

“European Royalties” has the meaning given to that term in clause 4.5(c);

“First Commercial Sale” means the initial Supply of a Licensed Product in exchange for cash or some equivalent that can be assigned value for the purpose of determining Net Sales Value;

“Force Majeure” has the meaning given to that term in clause 13.1;

“Gel Sheet Products” means any product the making, using or selling of which falls within the scope of any of the claims of any of the patents and patent applications listed in Schedule 1 under the Comvita name and description “Manugel (Use of Honey in Medical Dressings)”;

“Honey Gel Products” means any product the making, using or selling of which falls within the scope of any of the claims of any of the patent applications listed in Schedule 1 under the Comvita name and description “Honey Gel (A Medical Composition)”;

“Improvement” means any improvement, addition, modification, development or amendment to the Inventions or any Licensed Product or OTC Product including, without limitation, patentable inventions and unpatentable know-how;

“Infringement” means any:

(a)	infringement or potential infringement of any Patent Rights; or

(b)	improper or wrongful use or misappropriation of the Know-How or Trade Marks,

in the Territory;

“Intellectual Property Rights” means all industrial and intellectual property rights whether conferred by statute, at common law or in equity, including, but not limited to:

(a)	all copyright and similar rights that may subsist in works or other subject matter;

(b)	rights in relation to inventions (including all patents and patent applications);

(c)	trade secrets and know-how;

(d)	rights in relation to designs (whether registrable);

(e)	rights in relation to registered and unregistered trade marks;

(f)	business names; and

(g)	rights in relation to domain names;

“Inventions” means the inventions claimed in the Patents and Patent Applications;

“Know-How” means:

(a)	all information, knowledge, experience, formulae, data and designs comprising Research Results; and

exhibit 10.01 licence agmt with redactions	Licence Agreement	2

(b)
all other information, knowledge, experience, formulae, data and designs in the possession or control of Comvita relating directly to the Licensed Products or associated with the sourcing, supply or collection of Medical Honey;

“Licensed Products” means:

(a)	the specific products listed in Schedule 3; or

(b)
products existing as of the Commencement Date or developed by the parties subsequent thereto (whether pursuant to the R&D Agreement or otherwise) that contain Medical Honey, and are used or useful in the treatment, mitigation or prevention of the following human diseases or the following conditions:

(i)	dermal scar;

(ii)	acute and chronic wounds, irrespective of whether the wound is of partial or full thickness, including but not limited to diabetic ulcers, venous stasis ulcers, and decubitus ulcers;

(iii)	skin injuries or lesions, including but not limited to cuts and abrasions;

(iv)	any other diseases or conditions affecting the skin; or

(v)	burns.

Notwithstanding anything to the contrary in paragraph (b) above, Licensed Products will not include any products whose primary purpose is either toiletry, cosmetic or beauty-related, or that have a veterinary, ophthalmic, digestive health, or non-dermal ear, nose or throat application;

“Lower Royalty” has the meaning given to that term in clause 6.2(b);

“Manufacturing Agreement” means the agreement entered into between the parties and entitled “Manufacturing Agreement” and dated on or about the Commencement Date;

“Medical Honey” means honey being to the specifications set out in Schedule 4, or such other specifications as the parties may agree in writing;

“Medical Honey Supply Agreement” means the agreement entered into between the parties and entitled “Medical Honey Supply Agreement” and dated on or about the Commencement Date;

“Minimum European Royalties” has the meaning given to that term in clause 4.6(a);

“Minimum Royalty” means, in respect of each calendar year of the Term, the minimum royalty as specified in Schedule 6;

“Net Sales Value” means:

(a)	the gross invoiced price of Licensed Products Supplied by Derma Sciences to independent third parties in arm’s length transactions and exclusively for money; or

exhibit 10.01 licence agmt with redactions	Licence Agreement	3

(b)
where Derma Sciences Supplies such Licensed Products other than according to paragraph (a), the price that would have been paid had Derma Sciences Supplied the Licensed Products in accordance with paragraph (a), as the case may be, but in either case after deduction of:

(c)	normal and reasonable trade discounts and credits actually granted to unaffiliated third parties in respect of such Licensed Products; and

(d)	provided Derma Sciences charges the amounts separately on the relevant invoice:

(i)	any costs of transportation, insurance, carriage and freight charged by unaffiliated third parties;

(ii)	any goods and services, value added or sales taxes; and

(iii)	any import duties or similar applicable government levies;

“Non-Severable Improvements” means Improvements that fall within the scope of a claim of any of the Patent Rights;

“Notice” has the meaning given to that term in clause 13.7(a);

“OTC Products” means:

(a)	the products listed in Schedule 5; and

(b)	such other products containing Medical Honey that Comvita believes are suitable for sale in an OTC Store;

“OTC Store”:

(a)	means any retail outlet or website where an end customer could purchase products containing Medical Honey without the need for a prescription or an order by a clinician or physician; but

(b)	excludes any part of such retail outlet or website where an end customer could purchase products containing Medical Honey with a prescription or an order by a clinician or physician;

“Patent Rights” means:

(a)	the Patents and Patent Applications, together with:

(i)	all divisions and continuations of the Patents and Patent Applications;

(ii)	all patents issuing from such Patents and Patent Applications, divisions and continuations; and

(iii)	any reissues, re-examinations and extensions of all such patents;

(b)	to the extent that the following contain one or more claims directed to the Inventions:

(i)	continuations-in-part of the patents and patent applications referred to in paragraph (a) above;

exhibit 10.01 licence agmt with redactions	Licence Agreement	4

(ii)	all divisions and continuations of such continuations-in-part;

(iii)	all patents issuing from such continuations-in-part, divisions and continuations; and

(iv)	any reissues, re-examinations, and extensions of all such patents; and

(c)
to the extent the following contain one or more claims directed to the Inventions, all equivalent patent applications and patents in the Territory, irrespective of whether or not such equivalent patent applications or patents derive priority from the patent applications and patents referred to in paragraphs (a) and (b) above;

“Patents and Patent Applications” means:

(a)	the patents and patent applications listed in Schedule 1; and

(b)	any other patents and patent applications owned by or exclusively licensed to Comvita at any time during the Term and that claim any Licensed Product;

“R&D Agreement” means the agreement entered into between the parties and entitled “Collaborative Research and Development Agreement” and dated on or about the Commencement Date;

“Reporting Period” means each successive calendar quarter or portion of a calendar quarter as from the Commencement Date;

“Research Results” means all results, outcomes, conclusions, products, discoveries, inventions, reports, records, data, materials, research processes, research protocols, lab books, associated documents and research notes, memoranda and other writings and drawings, created, discovered, invented, reduced to practice or developed during or as a result of the research and development under the R&D Agreement;

“Recipient” means the party receiving Confidential Information under this Agreement;

“Restraint Agreement” means the agreement entered into between the parties and entitled “Restraint Agreement” and dated on or about the Commencement Date;

“Severable Improvements” means Improvements that do not fall within the scope of a claim of any of the Patent Rights;

“Supply” means to sell, lend, let out for hire, lease, gift or otherwise dispose of;

“Term” means the term of this Agreement as specified in clause 11.1;

“Territory” means the world;

“Third Party Infringement Claim” means a:

(a)	warning letter or notice of infringement that is received by a party; or

(b)	legal suit or other action that is brought against a party,

alleging that the manufacture, importation, distribution, promotion, use or Supply of any Licensed Product or use of any of the Patent Rights, Know-How or Trade Marks in the Territory, infringes a third party’s rights; and

exhibit 10.01 licence agmt with redactions	Licence Agreement	5

“Trade Marks” means the trade marks (together with any applications or registration for those trade marks) described in Schedule 2.

1.2	Interpretation: In this Agreement:

(a)	headings are used for convenience only and will not affect its interpretation;

(b)	references to the singular include the plural and vice versa;

(c)	references to a party include that party’s successors, executors, administrators and permitted assignees (as the case may be);

(d)	references to clauses and Schedules are to those clauses and Schedules in this Agreement;

(e)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(f)	references to a gender includes all genders;

(g)	references to the grant of “exclusive” rights will mean that the person granting the rights will neither grant the same rights to any other person, nor itself exercise those rights directly;

(h)	references to the grant of “non-exclusive” rights will mean that the person granting the rights may grant the same rights to any other person, or itself exercise those rights directly;

(i)	references to a “person” include:

(i)	an individual, firm, company, corporation or unincorporated body of persons;

(ii)	any public, territorial or regional authority;

(iii)	any government; and

(iv)	any agency of any government or authority; and

(j)	any obligation not to do anything includes an obligation not to suffer, permit or cause that thing to be done.

2.	GRANT

2.1	Grant of licences: Comvita grants to Derma Sciences for the Term, subject to the provisions of this Agreement:

(a)	an exclusive licence in the Territory under the Patent Rights and to use the Know-How, to make, use, import, offer to Supply and Supply Licensed Products that are not also OTC Products;

(b)	a non-exclusive licence in the Territory under the Patent Rights and to use the Know-How:

exhibit 10.01 licence agmt with redactions	Licence Agreement	6

(i)	to make, use, import, offer to Supply and Supply Licensed Products that are also OTC Products; and

(ii)	to make and Supply to Comvita OTC Products strictly in accordance with the Manufacturing Agreement;

(c)	an exclusive licence in the Territory to use the Trade Marks solely in connection with the distribution, promotion and Supply of Licensed Products that are not also OTC Products; and

(d)
a non-exclusive licence in the Territory to use the Trade Marks in connection with the distribution, promotion and Supply of Licensed Products that are also OTC Products, provided that Comvita may only use the Trade Marks and license third parties to use the Trade Marks on or in relation to OTC Products that are sold in OTC Stores.

2.2	Acceptance of licences: Derma Sciences accepts the licences granted under clause 2.1.

2.3
Meaning of “licence”:  For the purposes of this Agreement, references to the word “licence” will mean “licence or sub-licence” (as the case may be depending on whether Comvita is the owner or licensee of the Intellectual Property Rights in question).

2.4	No other licences:

(a)	Derma Sciences acknowledges and agrees that Comvita grants no licences to Derma Sciences other than the licences expressly granted under clause 2.1.

(b)	For the avoidance of doubt, no rights or licences are granted by Comvita to Derma Sciences under this Agreement:

(i)	under any Intellectual Property Rights owned by or licensed to Comvita, other than the Patent Rights, Know-How and Trade Marks; or

(ii)	to make, use, import, offer to Supply or Supply any products other than the Licensed Products, except as permitted under the Manufacturing Agreement.

2.5
Licensed Products:  The Licensed Products that Derma Sciences may make, use, import, offer to Supply and Supply under this Agreement as at the Commencement Date are listed in Schedule 3.  Further products may be developed or created during the Term that will become Licensed Products, provided they meet the definition of Licensed Products.

2.6	Derma Sciences not to Supply to OTC Stores:

(a)
Derma Sciences will not offer to Supply or Supply any Licensed Products to OTC Stores unless it has first obtained the written consent of Comvita, which consent may be granted on such terms as Comvita believes are appropriate.

(b)
Derma Sciences acknowledges and agrees that Comvita and its affiliates are entitled to make, use and sell OTC Products that are also Licensed Products, provided that such OTC Products are sold exclusively in OTC Stores.

(c)
The parties acknowledge that although Derma Sciences will not sell directly to OTC Stores, it is possible that Derma Sciences may Supply Licensed Products to third parties that are then resold into OTC Stores.  Where practical, Derma Sciences will use commercially reasonable efforts to include in its agreements with its customers a prohibition on selling the Licensed Products to OTC Stores and will otherwise advise its customers that the Licensed Products are not to be sold to OTC Stores.

exhibit 10.01 licence agmt with redactions	Licence Agreement	7

(d)
If either Comvita or Derma Sciences discovers that Licensed Products manufactured by Derma Sciences are being sold in an OTC Store, then Derma Sciences will use all commercially reasonable means to investigate the source of such Supply and upon discovering the origin will:

(i)	notify its customer responsible for such Supply and request that it cease and desist from Supplying the Licensed Products to OTC Stores or any person who is on-selling such products to OTC Stores; and

(ii)
if the customer does not confirm that it will comply with such request within ten days of such notice, cease all sales of Licensed Products to such customer until such time as the customer agrees to comply with such request.

2.7	Comvita Supply limitations:

(a)
Comvita may Supply Licensed Products that are also OTC Products (and license third parties to Supply such Licensed Products) only to OTC Stores.  Comvita will not offer to Supply or Supply any OTC Products that are also Licensed Products to non-OTC Stores unless it has first obtained the written consent of Derma Sciences, which consent may be granted on such terms as Derma Sciences believes are appropriate.  For the avoidance of doubt, Comvita may sell OTC Products that are not also Licensed Products to non-OTC Stores.

(b)
The parties acknowledge that although Comvita will not sell OTC Products that are also Licensed Products directly to non-OTC Stores, it is possible that Comvita may Supply such OTC Products to third parties that are then resold into non-OTC Stores.  Where practical, Comvita will use commercially reasonable efforts to include in its agreements with its customers a prohibition on selling such OTC Products to non-OTC Stores and will otherwise advise its customers that such OTC Products are not to be sold to non-OTC Stores.

(c)
If either Derma Sciences or Comvita discovers that OTC Products that are also Licensed Products are being sold in a non-OTC Store, then Comvita will use all commercially reasonable means to investigate the source of such Supply and upon discovering the origin will:

(i)
notify Comvita’s customer responsible for such Supply and request that it cease and desist from Supplying such OTC Products to non-OTC Stores or any person who is on-selling such products to non-OTC Stores; and

(ii)
if the customer does not confirm that it will comply with such request within ten days of such notice, cease all sales of such OTC Products to such customer until such time as the customer agrees to comply with such request.

2.8	Sub-licensing: Derma Sciences may grant sub-licences of the rights granted to Derma Sciences under this Agreement only in accordance with the following provisions:

(a)	Derma Sciences must obtain the prior written consent of Comvita to the grant of any sub-licence;

exhibit 10.01 licence agmt with redactions	Licence Agreement	8

(b)	no sub-licence will be granted except to the extent necessary to Supply Derma Sciences exclusively with Licensed Products or OTC Products manufactured by such sub-licensee;

(c)	every sub-licence must:

(i)	be in a form approved by Comvita in writing;

(ii)	impose obligations on the sub-licensee that are equivalent to the obligations of Derma Sciences under this Agreement;

(iii)	prohibit any right to sub-sub-license, or to assign any of the rights granted under the sub-licence, without Comvita’s written consent; and

(iv)	terminate automatically on the termination or expiration of this Agreement for any reason, subject to clause 11.8(e);

(d)	within 14 days following the grant of any sub-licence, Derma Sciences will provide to Comvita a true and complete copy of the document recording the terms of such sub-licence; and

(e)
Derma Sciences will be responsible under this Agreement for all acts and omissions of its sub-licensees as if such acts or omissions were those of Derma Sciences.  Derma Sciences will defend, indemnify, keep indemnified and hold harmless Comvita against any and all losses, damages, costs, claims or expenses awarded against or suffered by Comvita as a result of any such acts or omissions.

Any purported grant of sub-licence other than in accordance with this clause 2.8 will be ineffective and will be regarded as a material breach by Derma Sciences of this Agreement.

2.9	Formal licences:

(a)
If requested by Derma Sciences, Comvita will sign all formal documents reasonably necessary or appropriate to enable registration of the licences under clause 2.1, with intellectual property offices and other relevant authorities within the Territory.

(b)
Derma Sciences will pay all costs of preparing and registering any documents required under clause 2.9(a). Derma Sciences will also pay all legal costs incurred by Comvita in connection with such documents.

(c)
Comvita will not be required to sign any document under clause 2.9(a) if such document imposes a liability or responsibility on Comvita in addition to those liabilities and responsibilities of Comvita under this Agreement.

2.10
Disclosure of Agreement:  If any registration or application for registration by Derma Sciences under clause 2.9 would require the disclosure of a copy of this Agreement to any authority within the Territory, Derma Sciences will at its own cost:

(a)	notify Comvita of the requirement;

(b)
take all steps reasonably requested by Comvita to maintain the confidentiality of this Agreement, including (if required by Comvita and permitted by the relevant authority) by filing a redacted or abridged version of this Agreement with the authority; and

exhibit 10.01 licence agmt with redactions	Licence Agreement	9

(c)	take all steps reasonably available to it to ensure the relevant authority does not make public the terms and conditions of this Agreement.

2.11	Medical Honey: Derma Sciences will ensure that all honey used in the manufacture of the Licensed Products is Medical Honey supplied by:

(a)	Comvita; or

(b)	such other party as may be permitted under the Medical Honey Supply Agreement.

2.12	Medical Honey Supply Agreement: If:

(a)	Derma Sciences fails to agree to an extension of the five year restriction under clause 2.2 of the Medical Honey Supply Agreement for any further period; or

(b)	the Medical Honey Supply Agreement is terminated by Comvita pursuant to clause 10.2 of the Medical Honey Supply Agreement,

Comvita may by written notice to Derma Sciences elect to either:

(c)	convert the rights granted under clauses 2.1(a) and (c) to non-exclusive rights; or

(d)	terminate this Agreement with immediate effect by giving written notice to Derma Sciences.

3.	KNOW-HOW

3.1	Supply of Know-How:

(a)
Comvita, under the Comvita Licensing, Manufacturing and Sales Agreement signed between the parties dated 13 February 2006, provided all Know-How in Comvita’s possession or under its control which it deemed reasonably necessary or desirable to enable Derma Sciences to manufacture, distribute, promote, use and Supply in the Territory all Licensed Products in existence as at the Commencement Date.

(b)
Comvita has continued to provide Derma Sciences with all Know-How developed since 13 February 2006 and will continue to provide to Derma Sciences at the relevant time all relevant Know-How in Comvita’s possession, or under Comvita’s control, reasonably necessary or desirable to manufacture, distribute, promote, use and Supply any Licensed Product that comes into existence after the Commencement Date.

3.2
Confidentiality of Know-How:  Derma Sciences agrees that for so long as any substantial part of the Know-How remains subject to the obligations of confidence under the Confidentiality Agreement, it will not use that Know-How for any purpose except as expressly licensed under this Agreement.

4.	COMMERCIALISATION

4.1
Promote and expand Supply:  Derma Sciences will use commercially reasonable endeavours to promote and expand the Supply of the Licensed Products to the maximum extent throughout the Territory, and will keep full and accurate records of all aspects of its commercialisation of the Licensed Products.

exhibit 10.01 licence agmt with redactions	Licence Agreement	10

4.2
Reporting:  Without limiting Derma Sciences’ obligations under clause 4.1, Derma Sciences will, within 30 days following the end of each Reporting Period (which may be by email), provide to Comvita an updated, written progress report summarising:

(a)	the activities taken by Derma Sciences during that Reporting Period to market the Licensed Products in the Territory; and

(b)	any other developments of note in relation to the Licensed Products, or the market for the Licensed Products.

Comvita’s receipt or approval of any such plan will not be taken to waive or qualify Derma Sciences’ obligations under clause 4.1.

4.3	Marketing plans:

(a)	Derma Sciences will promote the Licensed Products in the Territory in accordance with a marketing plan to be proposed by Derma Sciences annually and reviewed by Comvita.

(b)	The proposed marketing plan for the period ending on 31 December 2010 will be provided by Derma Sciences to Comvita within five Business Days following the Commencement Date.

(c)
Marketing plans for subsequent 12 month periods will be provided by Derma Sciences to Comvita by no later than 60 days following the beginning of the relevant 12 month period covered by the marketing plan.

(d)	The parties will endeavour to mutually agree on all the terms of the marketing plans, but Derma Sciences will make all final decisions.

4.4	Transfer customer details: Comvita will following the Commencement Date:

(a)	transfer, assign or provide (as the case may be) to Derma Sciences its and its related companies’ existing customer lists and agreements relating to any Licensed Products, including in particular by:

(i)
arranging for its affiliate Medihoney Europe Limited to enter into an assignment agreement with Derma Sciences in respect of the distribution agreements with ApoFit Arzneimittelvertrieb GMBH (Germany) and Sorbion Mayrhofer GMBH (Austria), on terms to be agreed; and

(ii)
arranging for its affiliate Comvita HK Limited to enter into an assignment agreement with Derma Sciences in respect of the distribution agreement with Adaltis Healthcare (H.K) Limited (Hong Kong), on terms to be agreed; and

(b)
use commercially reasonable efforts to assist Derma Sciences in transitioning to Derma Sciences on terms to be agreed the existing customers of Comvita and its related companies in the Territory who purchase Licensed Products.

4.5	European Union: With respect to the European Union, Derma Sciences will:

(a)	by no later than 1 April 2010 appoint a manager for the European Union who will be responsible for ensuring the promotion and expansion of the Supply of the Licensed Products in the European Union;

exhibit 10.01 licence agmt with redactions	Licence Agreement	11

(b)
ensure that at least [*]% of the total royalties payable under clause 6.1 for all Supplies of the Licensed Products during the calendar year 2010 are generated from the Supply of the Licensed Products in the European Union (“European Royalties”);  and

(c)
for Supplies during the five succeeding years following the calendar year 2010, increase European Royalties  by [*]% per annum per year (e.g., if European Royalties for 2010 are $[*] then the minimum European Royalties for 2011 will be $[*], and for 2012 will be $[*]).

(d)
Solely for determining compliance with clause 4.5(b) and for establishing the base European Royalties for clause 4.5(c), the 2010 European Royalties shall determined as follows: Derma Sciences’ total European sales for 2010 shall be divided by the number of days that Derma Sciences was selling for its account in Europe. The resulting sum shall be multiplied by 365 and then multiplied by the applicable royalty percentage under clause 6.1. Notwithstanding the above, the royalties payable by Derma shall be calculated based on actual sales.

4.6	Minimum European Royalties:

(a)	If the European Royalties payable for any calendar year are less than the minimum European Royalties payable for that calendar year under clauses 4.5(b) or 4.5(c) (“Minimum European Royalties”), then:

(i)	Derma Sciences may, at its sole option, pay to Comvita the amount by which the European Royalties for that calendar year are less than the relevant Minimum European Royalties;

(ii)	Derma Sciences will pay such amount within 30 days following the end of the relevant calendar year; and

(iii)	upon making such payment Derma Sciences will be deemed to have achieved its obligation for that calendar year.

(b)	If:

(i)	Derma Sciences fails to comply with clause 4.5(a) by the due date; or

(ii)
the European Royalties payable for any calendar year are less than the Minimum European Royalties for that calendar year, and Derma Sciences does not meet its obligation for that calendar year by making a payment under clause 4.6(a)(i) by the due date, then Comvita may with immediate effect on giving written notice to that effect to Derma Sciences either:

(iii)	convert the rights granted under clauses 2.1(a) and (c) in respect of the European Union to non-exclusive rights; or

(iv)
terminate all rights granted under this Agreement in respect of the European Union, and with effect from the date of such termination the definition of “Territory” will be deemed to exclude the European Union.

[*] Redacted pursuant to a request for confidential treatment submitted to the SEC.

exhibit 10.01 licence agmt with redactions	Licence Agreement	12

4.7
Commercial launch:  Derma Sciences agrees that if, by the dates set forth in and for the countries specified in clause 4.8, it has not achieved the bona fide commercial launch of the Licensed Products (for reasons other than failure to obtain any relevant regulatory approval despite reasonable commercial efforts to do so), such commercial launch to be evidenced by:

(a)	the development of a formal bona fide marketing plan, including the appointment of one or more bona fide distributors for the Licensed Products; and

(b)	the achievement of the First Commercial Sale of a Licensed Product in such country,

then Comvita may with immediate effect on giving written notice to that effect to Derma Sciences either:

(c)	convert the rights granted under clauses 2.1(a) and (c) in respect of that country to non-exclusive rights; or

(d)	terminate all rights granted under this Agreement in respect of that country, and with effect from the date of such termination the definition of “Territory” will be deemed to exclude that country.

4.8	Launch dates: For the purposes of clause 4.7, the commercial launch dates are:

(a)	for each of Japan, Singapore, and South Africa: 31 December 2013; and

(b)	for all other countries in the Territory: 31 December 2018.

5.	STANDARDS OF MANUFACTURE

5.1	Approved standards:

(a)	Derma Sciences will manufacture the Licensed Products in accordance with the standards and specifications provided by Comvita from time to time or otherwise approved by Comvita in writing.

(b)	Derma Sciences may not distribute, promote, use or Supply any Licensed Product that does not comply with such standards and specifications.

5.2	Samples and data:

(a)
At least 20 Business Days before the First Commercial Sale of a particular Licensed Product, Derma Sciences must submit to Comvita for the purposes of verifying compliance with any standards and specifications approved or provided by Comvita under clause 5.1(a):

(i)	a reasonable number of samples of that Licensed Product; and

(ii)	any testing data required by Comvita to verify that such Licensed Product has been manufactured to those standards and specifications.

(b)
Without limiting clause 5.2(a), Derma Sciences will provide Comvita with a reasonable number of additional samples of any Licensed Product manufactured by Derma Sciences as and when requested by Comvita following the date of such First Commercial Sale, in order to verify compliance with the standards and specifications.

exhibit 10.01 licence agmt with redactions	Licence Agreement	13

(c)
All costs incurred by Derma Sciences in supplying any samples or data under this clause 5.2, including all costs of freight and insurance, will be the responsibility of Derma Sciences.  Risk in any such samples or data will not pass to Comvita until delivery of them to Comvita.

5.3	Approvals: Derma Sciences will:

(a)
apply in its own name for any licences, approvals, permits and applications required by any governmental authority or agency in the Territory in connection with the development, manufacture, importation, distribution, promotion, use or Supply of the Licensed Products in the Territory;

(b)	provide Comvita with copies of any licences, approvals, permits and applications under clause 5.3(a) requested by Comvita; and

(c)	comply with all applicable laws and regulations in the Territory in the development, manufacture, importation, distribution, promotion, use or Supply of the Licensed Products.

5.4
Inspection:  Derma Sciences will itself, and will ensure that its permitted sub-licensees, permit Comvita or its representative to inspect the manner of manufacture and the quality control systems of Derma Sciences and any such sub-licensees relating to the Licensed Products.

5.5	Markings:

(a)	Derma Sciences will ensure that all Licensed Products Supplied under this Agreement are marked with:

(i)	details of the relevant applications and registrations comprising the Patent Rights and Trade Marks; and

(ii)	clear and prominent statements that the Licensed Products are manufactured and Supplied by Derma Sciences under licence from Comvita.

(b)	Derma Sciences must obtain Comvita’s prior written approval of:

(i)	all markings and statements under clause 5.5(a); and

(ii)	any use of any secondary marks or other words, designs, slogans or symbols on or in connection with the Licensed Products.

6.	PAYMENTS

6.1	Royalties: In consideration of the rights granted under this Agreement, Derma Sciences will pay to Comvita the following royalties:

(a)	a royalty being a percentage of the aggregate Net Sales Value of all Licensed Products Supplied by Derma Sciences in the Territory, as calculated in the table below:

exhibit 10.01 licence agmt with redactions	Licence Agreement	14

Amount of Net Sales Value	Royalty Percentage

Less than US$[*] of Net Sales Value generated in any calendar year	[*]%

US$[*] or more but less than US$[*] of Net Sales Value generated in any calendar year	[*]%

US$[*] or more Net Sales Value generated in any calendar year	[*]%

Where sales of the Licensed Products are made in a currency other than US dollars, such local currency will be converted into US dollars at a rate of exchange equal to the average of the daily exchange rate reported on Bloomberg for the purchase of US dollars from that local currency over the relevant Reporting Period;

(b)
an additional royalty to the royalty specified in the table in clause 6.1(a), being [*]% of the Net Sales Value of each Gel Sheet Product Supplied by Derma Sciences in the Territory, for so long as Comvita is obligated to pay a royalty in an amount equal to or more than the additional royalty to its licensor with respect to such Supply;

(c)
an additional royalty to the royalty specified in the table in clause 6.1(a), being [*]% of the Net Sales Value of each Honey Gel Product Supplied by Derma Sciences in the Territory, for so long as Comvita is obligated to pay a royalty in an amount equal to or more than the additional royalty to its licensor with respect to such Supply; and

(d)
an additional royalty to the royalty specified in the table in clause 6.1(a), being [*]% of the Net Sales Value of each Licensed Product Supplied by Derma Sciences in the Territory that has not been manufactured using Medical Honey supplied solely by Comvita under the Medical Honey Supply Agreement, provided that this additional royalty will not be payable if Derma Sciences has purchased that Medical Honey from another supplier because Comvita has failed to supply Derma Sciences with its demand for Medical Honey pursuant to clause 2.5(a) of the Medical Honey Supply Agreement.

6.2	Royalty calculations: In determining the royalties payable under clause 6.1, the following provisions will apply:

(a)
the royalty percentage to be used for the first Reporting Period of each calendar year will be the royalty percentage that applied at the end of the previous calendar year.  If at any time during any calendar year the total Net Sales Value generated by Derma Sciences equals an amount that would mean a higher royalty percentage would be payable by Derma Sciences, Derma Sciences will at the end of the Reporting Period in which such event occurred:

(i)	use the higher royalty percentage when calculating the royalties payable to Comvita for such Reporting Period; and

[*] Redacted pursuant to a request for confidential treatment submitted to the SEC.

exhibit 10.01 licence agmt with redactions	Licence Agreement	15

(ii)
pay, within 30 days following the end of that Reporting Period, an additional amount equal to the difference between the royalties that would have been paid by Derma Sciences for any previous Reporting Periods in that same calendar year had the higher royalty percentage applied, and the royalties that were actually paid by Derma Sciences for such Reporting Periods;

(b)
if at the end of a calendar year, the royalty percentage used for calculating royalties during the first three Reporting Periods of that calendar year is determined to have been higher than the royalty percentage that should have been used by Derma Sciences (“Lower Royalty”), then Derma Sciences:

(i)	will use the Lower Royalty for determining the royalties payable to Comvita for the final Reporting Period of that calendar year; and

(ii)
may deduct from such royalties so determined an amount equal to the difference between the royalties actually paid by Derma Sciences to Comvita for the first three Reporting Periods of that calendar year, and the royalties that would have been paid by Derma Sciences for such Reporting Periods had the Lower Royalty applied;

(c)
only one royalty will be payable on any Licensed Product that is both a Gel Sheet Product and a Honey Gel Product under clauses 6.1(b) and (c).  If a Licensed Product is both a Gel Sheet Product and a Honey Gel Product, the additional royalty to the royalty specified in the table in clause 6.1(a) will be [*]% of the Net Sales Value;

(d)
for the avoidance of doubt, the royalties payable for Licensed Products that are Honey Gel Products or Gel Sheet Products under clauses 6.1(b) or (c) are in addition to those payable under clauses 6.1(a) and (d); and

(e)
for the avoidance of doubt, Derma Sciences will pay to Comvita the royalties specified in clause 6.1 in respect of Licensed Products Supplied anywhere in the Territory, including in countries where no Patent Rights exist.

6.3	Commercial arm’s-length percentages: The parties agree and acknowledge that:

(a)	the royalty percentages referred to in clause 6.1 are commercial arm’s-length percentages; and

(b)	the parties would have agreed to those percentages if this Agreement had been the only arrangement between them.

6.4
Date for payment:  Derma Sciences will pay the sums due under clause 6.1 within 30 days following the end of each Reporting Period in respect of Licensed Products Supplied by Derma Sciences during that Reporting Period.

6.5	Combination products: If:

(a)	any Licensed Product is incorporated in any product Supplied by Derma Sciences; or

(b)	any Licensed Product is Supplied together with any other product as a bundle or package,

[*] Redacted pursuant to a request for confidential treatment submitted to the SEC.

exhibit 10.01 licence agmt with redactions	Licence Agreement	16

then the Net Sales Value of such Licensed Product will be deemed to be the fair market value of the Licensed Product in that country of Supply when Supplied separately.

6.6	Method of payment: Derma Sciences will pay all royalties in US dollars to the credit of a bank account to be designated in writing by Comvita.

6.7	Taxes and deductions:

(a)	All royalties payable under this Agreement will be exclusive of any goods and services taxes or value-added taxes, which, where applicable, will be paid in addition.

(b)
All royalties payable under this Agreement will be paid without deduction or set-off of any kind, and without deduction of income tax or other taxes, charges or duties that may be imposed, except for any taxes, charges or duties that Derma Sciences is required by law to deduct.

(c)
If Derma Sciences is required by law to make any such deduction, it will provide Comvita with such certificates or other documents as it can reasonably obtain to enable Comvita to obtain appropriate relief from double taxation of the payment in question.

6.8
Default interest:  If Derma Sciences fails to pay any amount payable under this Agreement by the due date for payment, Comvita may charge interest on the outstanding amount at the rate of 12% per annum. Interest will be calculated on a daily basis from the due date until the date of actual payment

6.9	Minimum Royalty:

(a)
Without prejudice to and in addition to Comvita’s rights under clauses 4.6, 4.7 or 6.9(d), if in any calendar year the royalties payable under clause 6.1 are less than the Minimum Royalty for that calendar year:

(i)	Derma Sciences may, at its sole option, pay to Comvita the amount by which the royalties for that calendar year are less than the Minimum Royalty;

(ii)	Derma Sciences will pay such amount within 30 days following the end of the relevant calendar year; and

(iii)
if Derma Sciences fails to make the payment provided for in this clause 6.9(a)(i) by the due date, Comvita may elect to terminate this Agreement with immediate effect by notice in writing to Derma Sciences.

(b)	The rights and obligations of the parties under clause 6.9(a) will be suspended if:

(i)
Derma Sciences has been enjoined or otherwise legally restrained from selling or marketing more than 50% of the Licensed Products in either the United States or the European Union, until such time as the injunction or other legal restriction has been lifted;

(ii)	Comvita is in material breach of any representation, warranty or covenant in the Medical Honey Supply Agreement; or

(iii)	an event of Force Majeure occurs materially affecting the ability of Derma Sciences to market and sell all of the Licensed Products in either the United States or the European Union.

exhibit 10.01 licence agmt with redactions	Licence Agreement	17

(c)	If any of the events set forth in clause 6.9(b) occurs, then:

(i)	the rights and obligations of the parties under clause 6.9(a) will remain suspended only for so long as the relevant conditions prevail; and

(ii)	if only a portion of the calendar year is affected by the conditions, the Minimum Royalty payable for such year will be pro-rated accordingly.

(d)
Without prejudice to and in addition to Comvita’s rights under clauses 4.6, 4.7 or 6.9(a), if over any period of five consecutive calendar years (excluding any calendar years during which the rights and obligations of the parties under clause 6.9(a) have been suspended for the entire calendar year pursuant to clause 6.9(b)), the total royalties payable under clause 6.1 (before any payments under clause 6.9(a) have been made) are less than the sum of the Minimum Royalty payable for all of those five consecutive calendar years, Comvita may elect to terminate this Agreement with immediate effect by notice in writing to Derma Sciences.

6.10
Royalties statement:  Derma Sciences will provide to Comvita a written royalties statement within 30 days following the end of each Reporting Period. The royalties statement must contain the following information:

(a)	the types of Licensed Product Supplied during the relevant Reporting Period;

(b)	the quantity of each type of Licensed Product Supplied during the relevant Reporting Period;

(c)
the total Net Sales Value of each type of Licensed Product Supplied during the relevant Reporting Period, expressed both in the currency of receipt and in US dollars and showing the conversion rates used;

(d)	a breakdown showing which royalties have been generated from the Supply of Licensed Products in the European Union;

(e)	the total amount of royalties payable for the relevant Reporting Period; and

(f)	the amount of any taxes withheld or deducted from the royalties payable,

and must be in a format reasonably approved or specified by Comvita.

6.11	Monthly statement: Derma Sciences will also provide to Comvita within ten days following the end of each calendar month a written report of:

(a)	the Net Sales Value generated during that calendar month; and

(b)	the royalties payable to Comvita.

6.12
Maintenance of records: Derma Sciences will ensure that it keeps detailed and up to date records and accounts showing the quantity, description, price and date of Licensed Products Supplied under this Agreement. Such records and accounts must be:

(a)	kept at its normal place of business;

(b)	kept separate from any records and accounts not relating solely to the Licensed Products; and

exhibit 10.01 licence agmt with redactions	Licence Agreement	18

(c)	sufficient to ascertain the royalties due under this Agreement and to verify any royalties statement given under clause 6.10.

6.13
Inspection of records:  Derma Sciences must ensure that all records and accounts under clause 6.12 are made available for inspection by a representative of Comvita, if reasonably requested by Comvita.  The following terms and conditions will apply to any such inspection:

(a)	Comvita must give reasonable notice to Derma Sciences of any such inspection;

(b)	only one such inspection will be permitted each calendar year;

(c)	Comvita’s representative will be entitled to take copies of or extracts from such records and accounts; and

(d)
Comvita will be responsible for Comvita’s representative’s charges, unless Comvita’s representative certifies that there is an inaccuracy of more than 5% in any royalties statement given under clause 6.10, in which case Derma Sciences will pay Comvita’s representative’s charges for that inspection.

6.14
Incorrect payment:  If, following any inspection under clause 6.13, Comvita’s representative determines that Derma Sciences has underpaid the amount of royalties payable to Comvita under this Agreement:

(a)	Comvita’s representative will provide to Derma Sciences a written report of his or her determination. Such report will show how Comvita’s representative has calculated the underpayment; and

(b)
within five Business Days following receipt of the written determination, Derma Sciences will pay to Comvita the unpaid amount. Derma Sciences will at the same time pay interest on such amount in accordance with clause 6.8.

6.15
Duration of rights and obligations:  The rights and obligations of the parties under clauses 6.12 to 6.14 will continue in force for a period of three years after termination or expiration of this Agreement for any reason.

7.	IMPROVEMENTS

7.1	Notification: If Derma Sciences devises any Improvements then Derma Sciences will notify Comvita and provide Comvita with full details of the same in writing.

7.2	Severable Improvements:

(a)
Severable Improvements devised by either party during the Term outside the scope of the R&D Agreement, and all Intellectual Property Rights in and to such Severable Improvements, will be exclusively owned by the party who devised them or their nominee.  For the avoidance of doubt, under the R&D Agreement all Research Results and all Intellectual Property Rights therein will be owned by Comvita or its nominee.

(b)	Derma Sciences will be free to exploit the Severable Improvements owned by it under this clause 7.2 as it may determine at its absolute discretion.

exhibit 10.01 licence agmt with redactions	Licence Agreement	19

(c)
All Severable Improvements owned by Derma Sciences or its nominee under this clause 7.2 will be licensed to Comvita on a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, transferable, sub-licensable basis.  The licence will be subject to a limitation so that, for so long as this Agreement remains in force and the rights granted under clauses 2.1(a) and (c) remain exclusive to Derma Sciences, Comvita will not be permitted to use or exploit the Severable Improvements, or any Intellectual Property Rights in and to such Severable Improvements, to make, use, import, offer to Supply or Supply Licensed Products that are not also OTC Products in the Territory.

7.3	Non-Severable Improvements:

(a)
All Non-Severable Improvements devised by Comvita or Derma Sciences during the Term, and all Intellectual Property Rights in and to such Non-Severable Improvements, will be exclusively owned by Comvita or its nominee, and will be licensed to Derma Sciences on the terms and conditions of this Agreement.

(b)	Subject to clause 7.3(a), Derma Sciences will have no claim over any Non-Severable Improvements, or over any Intellectual Property Rights therein.

8.	INTELLECTUAL PROPERTY

8.1	Filing and prosecution:

(a)
Comvita will at its own expense use reasonable endeavours to obtain and maintain reasonable and appropriate patent and trade mark coverage in the Territory in respect of the Patent Rights and Trade Marks, but all decisions as to the filing, prosecution and maintenance of any such patents and trade marks will be made by Comvita, after due and proper consultation with Derma Sciences, at Comvita’s sole discretion.

(b)	Derma Sciences agrees that the patent and trade mark coverage in existence as at the Commencement Date is reasonable and appropriate for those Licensed Products set out in Schedule 3.

(c)
Comvita will endeavour to file patent and trade mark applications in the United States of America, Japan and Europe, and any other countries agreed by the parties in writing, in respect of any Improvements that:

(i)	are patentable;

(ii)	justify the cost of patent protection; and

(iii)	are licensed to Derma Sciences under this Agreement.

8.2	Infringements:

(a)
Comvita represents and warrants as at the Commencement Date that it is only aware of an Infringement by Brightwake Limited (trading as Advancis Medical) and a potential Infringement by Manuka Medical Limited.  Details of this Infringement and potential Infringement have been provided by Comvita to Derma Sciences prior to the Commencement Date.

(b)	Following the Commencement Date each party will tell the other party without delay if it becomes aware of any Infringement. The parties will then discuss the best way to deal with the Infringement.

exhibit 10.01 licence agmt with redactions	Licence Agreement	20

(c)
The parties agree that it is their intention to collaborate together in dealing with Infringements, and to share in the costs incurred and damages awarded on a 50/50 basis.  If agreement cannot be reached:

(i)	Comvita or its licensor will have the right but not the obligation at its own cost to take such action as it thinks appropriate; and

(ii)
Derma Sciences will agree to assist and if necessary be joined in any suit to enforce the relevant Intellectual Property Rights, subject to Derma Sciences being indemnified and secured as to costs, expenses, damages and liability.

(d)	Any damages or other amounts received from an action by Comvita under clause 8.2(c) will be for the sole account of Comvita or its licensor.

(e)	If Comvita or its licensor does not wish to take such action or fails to do so within a reasonable period in the circumstances, Derma Sciences:

(i)	will have the right but not the obligation to take such action at its own cost; and

(ii)	may join Comvita or its licensor to any relevant proceedings to the extent necessary for the purpose.

In doing so, Derma Sciences will not be regarded as acting on behalf of Comvita or its licensor, but Comvita or its licensor will give all reasonable help at Derma Sciences’ expense to facilitate any such Infringement proceedings by Derma Sciences.

(f)	Derma Sciences will:

(i)	keep Comvita fully informed of all matters relating to such proceedings;

(ii)	indemnify Comvita or its licensor against all costs, expenses, damages and liability in connection with such proceedings; and

(iii)
get Comvita’s or its licensor’s written consent before making any statement (whether express or implied) about the validity or enforceability of any Patent Rights, Know-How or Trade Marks, or any liability of Comvita or its licensor.

(g)	Any damages or other amounts received from an action by Derma Sciences under clause 8.2(e) will be for the sole account of Derma Sciences.

8.3	Third Party Infringement Claims:

(a)
Each party will tell the other party without delay if it becomes aware of any Third Party Infringement Claim. The parties will then discuss the best way to deal with the Third Party Infringement Claim.

(b)	If Derma Sciences receives or is subject to a Third Party Infringement Claim that relates to either:

(i)	a Licensed Product or any part of a Licensed Product, that is not claimed in any Patent Right; or

(ii)	the making, using or Supplying of a Licensed Product in a territory other than the United States of America, the European Union, Australia or New Zealand,

exhibit 10.01 licence agmt with redactions	Licence Agreement	21

then Derma Sciences will defend or settle such claim at its sole expense.

(c)	If Derma Sciences receives or is subject to a Third Party Infringement Claim that relates to either:

(i)	a Licensed Product or any part of a Licensed Product, that is claimed in any Patent Right that exists in the country in which the Third Party Infringement Claim is brought; or

(ii)	the making, using or Supplying of a Licensed Product in the United States of America, the European Union, Australia or New Zealand,

then:

(iii)	Derma Sciences will be solely responsible for the first US$20,000 of out of pocket expenses reasonably incurred by it in dealing with such Third Party Infringement Claim;

(iv)
subject to paragraph (iii) above, Comvita will reimburse Derma Sciences for half of the out of pocket expenses reasonably incurred by Derma Sciences in dealing with such Third Party Infringement Claim, up to a maximum of US$500,000 in total for all Third Party Infringement Claims received by Derma Sciences during the Term; and

(v)
the parties will establish a committee to make decisions in relation to dealing with such Third Party Infringement Claim.  The committee will appoint appropriate counsel to represent Derma Sciences and/or Comvita (as the case may be) in defending or settling such Third Party Infringement Claim.

(d)
In defending or settling any Third Party Infringement Claim under this clause 8.3, Derma Sciences must get Comvita’s or its licensor’s written consent before making any statement (whether express or implied) about the validity or enforceability of any Patent Rights, Know-How or Trade Marks, or any liability of Comvita or its licensor.

9.	TRADE MARKS

9.1	Use of Trade Marks:

(a)
Derma Sciences will ensure that all Licensed Products Supplied by Derma Sciences under this Agreement are marked with the Trade Marks in a prominent manner on the front of the packaging and as otherwise reasonably required by Comvita in writing.

(b)	Derma Sciences will:

(i)	provide Comvita with examples of the use of the Trade Marks on packaging materials prior to any new use;

(ii)	use the Trade Marks only in the form stipulated from time to time by Comvita;

(iii)	observe any reasonable directions given by Comvita as to the colours and size of representations of the Trade Marks; and

(iv)	fully comply with all guidelines, recommendations and requirements specified by Comvita from time to time regarding the use of the Trade Marks.

exhibit 10.01 licence agmt with redactions	Licence Agreement	22

9.2	Restriction:

(a)	Derma Sciences will use the Trade Marks only for the purposes authorised in this Agreement. In particular, Derma Sciences may not use the Trade Marks in any way that would tend to allow them to:

(i)	become generic;

(ii)	lose their distinctiveness;

(iii)	become liable to mislead the public; or

(iv)	be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of Comvita.

(b)	For the avoidance of doubt, Derma Sciences may not use the Trade Marks on or in relation to any goods or services other than the Licensed Products or OTC Products.

9.3	No use in name: Derma Sciences may not at any time without the prior written consent of Comvita:

(a)	use the Trade Marks as part of any corporate, business or trading name of Derma Sciences; or

(b)	register any company name or domain name that incorporates any of the Trade Marks.

9.4	Prohibitions on Derma Sciences: Derma Sciences may not during or after the Term do any of the following things, either directly or indirectly:

(a)	seek in its own name to register or otherwise protect anywhere in the world any trade marks identical or confusingly similar to the Trade Marks;

(b)	adopt or use any trade mark, symbol or device that:

(i)	incorporates the Trade Marks;

(ii)	is deceptively or confusingly similar to the Trade Marks; or

(iii)	unfairly competes with the Trade Marks;

(c)	contest, dispute or challenge in any legal proceedings or otherwise, anywhere in the world:

(i)	Comvita’s ownership of any of the Trade Marks;

(ii)	any registration or application for registration by Comvita of any trade mark that is either identical or confusingly similar to any of the Trade Marks; or

(iii)	the validity of any of the Trade Marks; or

(d)	allow or assist any other person to do any of the things specified in clauses 9.4(a) to (c).

9.5
Goodwill:  Comvita will own all goodwill arising from Derma Sciences’ use of the Trade Marks. To the extent that such goodwill may not be owned by Comvita, this clause 9.5 will operate as an assignment of such goodwill to Comvita.

exhibit 10.01 licence agmt with redactions	Licence Agreement	23

9.6
Registered user:  Derma Sciences will, if requested by Comvita, provide all assistance reasonably required by Comvita to obtain registration of Derma Sciences as a user of the Trade Marks in the Territory.

9.7	Use by Comvita: Derma Sciences acknowledges and agrees that Comvita may use the Trade Marks on or in relation to:

(a)	any products other than the Licensed Products; and

(b)	Licensed Products that are also OTC Products.

10.	WARRANTIES, INDEMNITY AND LIABILITY

10.1	Warranties: Comvita warrants that:

(a)	as at the Commencement Date it is the owner or exclusive licensee of the Patent Rights and Trade Marks;

(b)	the Patent Rights and the Know-How are all of the Intellectual Property Rights owned by Comvita or its licensors in order to make, use and Supply Licensed Products under this Agreement;

(c)	it has not done and will not in the future do, anything that would be inconsistent with the exercise by Derma Sciences of the rights granted to Derma Sciences under this Agreement; and

(d)	it is not aware that any third party other than Comvita’s licensors owns or claims any rights in the Patent Rights or Trade Marks.

10.2	No implied warranties:

(a)	Each party acknowledges that:

(i)	in entering into this Agreement, it does not rely on any representation, warranty, term or condition except as expressly provided in this Agreement; and

(ii)	any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

(b)	Without limiting the scope of clause 10.2(a), Comvita does not give any warranty, representation or undertaking:

(i)	about the efficacy or usefulness of the Inventions or the rights licensed under clause 2.1, or about any fitness for a particular purpose or merchantability, other than the warranty in clause 10.1(b);

(ii)
that the making, importation, distribution, promotion, Supply, offering to Supply, or use of any Licensed Products in the Territory, or exercise of any of the rights granted under clause 2.1, will not infringe the Intellectual Property Rights or other rights of any other person; or

(iii)	that Comvita will bring or prosecute any Infringement proceedings, or defend or settle any Third Party Infringement Claims, subject to clause 8.3.

exhibit 10.01 licence agmt with redactions	Licence Agreement	24

10.3
Indemnity:  Derma Sciences will defend, indemnify, keep indemnified and hold harmless Comvita against any and all liabilities, losses, damages, costs and expenses of any nature arising from any third party claims asserted against or suffered by Comvita relating to the manufacture, distribution, promotion, use or Supply of the Licensed Products in the Territory.

10.4	Exclusion of liability: In no event will either party (“first party”) be liable (whether in contract, tort including negligence, or otherwise) to the other for:

(a)	loss of revenue or profit, loss of anticipated savings, loss of goodwill or opportunity, loss of production, loss or corruption of data or wasted management or staff time; or

(b)	loss, damage, cost or expense of any kind whatsoever that is indirect, consequential, or of a special nature,

arising directly or indirectly out of this Agreement, even if the first party had been advised of the possibility of such loss, damage, cost or expense, and even if such loss, damage, cost or expense was reasonably foreseeable by the first party.

10.5	Insurance:

(a)
During the Term and for three years afterwards, Derma Sciences will maintain with a reputable insurer insurance coverage in amounts and against risks that are normal for businesses similar to that of Derma Sciences.

(b)	Comvita will be named on such insurance policies as an interested party by reason of the indemnity in clause 10.4.

(c)	Derma Sciences will, upon request, provide to Comvita a certificate from the insurer confirming the terms of such insurance.

11.	TERM AND TERMINATION

11.1
Commencement and term:  This Agreement will come into effect on the Commencement Date and will continue in full force and effect in perpetuity, unless earlier terminated pursuant to clauses 2.12, 6.9(a)(iii), 6.9(d), 11.3 to 11.6, or 13.1(b).

11.2	Expiration of Patent Rights: Upon:

(a)	the expiration of the Patent Rights in one or more of the following countries or territories:

(i)	the United States; and

(ii)	all countries within the European Union; and

(b)	the introduction of substantial competition in such market(s) and a significant decrease in the gross margins derived by Derma Sciences from the sale of the Licensed Products in such market(s),

Comvita agrees to negotiate with Derma Sciences in good faith an appropriate reduction of the royalty percentages under clause 6.1 applicable to Net Sales Value generated in the calendar years following the calendar year in which such events occur, and/or an adjustment of the Minimum Royalty for such following calendar years.

exhibit 10.01 licence agmt with redactions	Licence Agreement	25

11.3	Non-payment of royalties: Comvita may terminate this Agreement with immediate effect by giving written notice to Derma Sciences if:

(a)	any royalties (other than those subject to a good faith dispute) remain unpaid within 30 days following their due date; and

(b)	Derma Sciences has been given written notice of its failure to pay and has failed to remedy that non-payment within ten Business Days following receipt of that notice.

11.4	Challenge: Comvita may terminate this Agreement with immediate effect by giving written notice to Derma Sciences if Derma Sciences:

(a)	directly or indirectly challenges the validity, enforceability or ownership of:

(i)	any of the Patent Rights or Trade Marks; or

(ii)	any Know-How,

whether or not by legal proceedings; or

(b)	assists any other person to do any of the things in clause 11.4(a);

11.5	Restraint Agreement: This Agreement will immediately terminate on the termination of the Restraint Agreement for any reason.

11.6
Termination on material breach, insolvency etc:  Without prejudice to any other right or remedy it may have, either party may immediately terminate this Agreement at any time by giving to the other party notice in writing if:

(a)
the other party is in material breach of this Agreement and the material breach is not remedied within 20 Business Days of the other party receiving notice specifying the material breach and requiring its remedy, provided that for non-payment defaults and without limiting the effect of clauses 4.6, 4.7 or 6.9, if it is not commercially reasonable for a material breach to be fully cured within 20 Business Days, then the cure period shall be extended for an additional period of no greater than six months provided the party in material breach has commenced remedying the default and has clearly demonstrated in writing that it is diligently pursuing and continues to diligently pursue such cure;

(b)
the other party ceases or threatens to cease to carry on all or substantially all of its business or operations, is declared or becomes bankrupt or insolvent, is unable to pay its debts as they fall due, enters into a general assignment of its indebtedness or a scheme of arrangement or composition with its creditors, or takes or suffers any similar or analogous action in consequence of debt;

(c)
a trustee, manager, administrator, administrative receiver, receiver, inspector under any legislation or similar officer is appointed in respect of the whole or any part of the other party’s assets or business; or

(d)	an order is made or a resolution is passed for the liquidation of the other party (other than voluntarily for the purpose of a solvent amalgamation or reconstruction).

exhibit 10.01 licence agmt with redactions	Licence Agreement	26

11.7
Buyback:  Upon termination or expiry of this Agreement for any reason Comvita may (but will not be obliged to) purchase some or all of the Licensed Products in the possession of Derma Sciences as follows:

(a)
Comvita must give written notice to Derma Sciences no later than ten Business Days following the date of termination or expiry, that it is interested in purchasing from Derma Sciences all or some of the Licensed Products in the possession of Derma Sciences and then unsold as at the date of Comvita’s notice;

(b)	upon receipt of Comvita’s notice under clause 11.7(a), Derma Sciences will allow Comvita or its representatives to have access to all such Licensed Products in order to inspect them;

(c)	within ten Business Days following completion of the inspection under clause 11.7(b), Comvita may elect, by giving written notice to Derma Sciences, to purchase some or all of those Licensed Products;

(d)	following receipt of Comvita’s notice under clause 11.7(c):

(i)	Derma Sciences will deliver up to Comvita or its nominee all Licensed Products the subject of such notice. Comvita will pay all costs of delivery of such Licensed Products;

(ii)	the Licensed Products purchased by Comvita must be in the same condition as they were in at the time of inspection under clause 11.7(b);

(iii)	risk of loss of or damage to such Licensed Products will pass to Comvita upon delivery to Comvita or its nominee; and

(iv)	Comvita will pay for such Licensed Products together with any delivery costs by the later of 30 days following receipt of a valid tax invoice from Derma Sciences, or the date of delivery; and

(e)
the price for the Licensed Products purchased by Comvita under this clause 11.7 will be as agreed by the parties.  If the price cannot be agreed the price will be the Cost of Production of the Licensed Products plus 25%.

11.8	Consequences of termination: On termination or expiration of this Agreement for any reason whatsoever:

(a)
subject to compliance with clause 11.7, Derma Sciences will be entitled to Supply on a  non-exclusive basis any unsold or unused stocks of the Licensed Products for a period of three months following termination or expiration (subject to compliance with the provisions of this Agreement including payment of the royalties under clause 6.1);

(b)	subject to clause 11.8(a), Derma Sciences will no longer be licensed to use or otherwise exploit in any way the Patent Rights, Trade Marks or Know-How;

(c)
the Recipient will, upon receipt of a written request from the Disclosing Party, return or destroy (at the Disclosing Party’s option), all Confidential Information in the Recipient’s possession or under the Recipient’s control.  Upon the return or destruction (as the case may be) of all such Confidential Information, the Recipient will provide to the Disclosing Party a certificate stating that the Confidential Information returned or destroyed comprises all the Confidential Information in the Recipient’s possession or under the Recipient’s control;

exhibit 10.01 licence agmt with redactions	Licence Agreement	27

(d)
Derma Sciences will deliver up to Comvita any relevant documents, specifications, data, materials and information supplied by Comvita to Derma Sciences under this Agreement that are in Derma Sciences’ possession or under the control of Derma Sciences;

(e)	Derma Sciences will transfer to Comvita all of Derma Sciences’ rights and obligations under any sub-licences granted under clause 2.8, if required by Comvita in writing;

(f)
Derma Sciences will, as soon as reasonably possible and to the extent possible, seek to have any product licences, approvals, permits and applications relating to the Licensed Products in the Territory transferred into the name of Comvita or its nominee;

(g)	the Restraint Agreement, Medical Honey Supply Agreement and R&D Agreement will immediately terminate, and either party may elect to terminate the Manufacturing Agreement with immediate effect;

(h)
the provisions of clauses 2.8(e), 3.2, 6.1 to 6.15, 7.2(c), 8.3,  9.4, 9.5, 10.2 to 10.5, 11.7, 11.8, 12.1 to 12.6, 13.1 to 13.13, and any other clauses intended to survive termination, together with those other provisions of this Agreement that are incidental to, and required in order to give effect to those clauses, will remain in full force and effect; and

(i)
subject to this clause 11.8, and except for any rights and remedies of the parties that have accrued before termination or expiration, including for any prior breach of this Agreement, neither party will be under any further obligation to the other party.

12.	DISPUTES

12.1
Mediation:  In the event of a dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, the parties will first seek settlement of that dispute by mediation in accordance with the LCIA Mediation Procedure, which Procedure is deemed to be incorporated by reference into this clause 12.

12.2
Arbitration:  If the dispute is not settled by mediation within five days of the commencement of the mediation, or such further period as the parties may agree in writing, the dispute will be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause 12.

12.3	Language: The language to be used in the mediation and in the arbitration will be English.

12.4	Governing law: The governing law of this Agreement will be the substantive law of New Zealand.

12.5	Arbitration procedure: In any arbitration commenced pursuant to this clause 12:

(a)	the number of arbitrators will be three; and

(b)	the seat, or legal place, of arbitration will be London, England.

12.6
Interlocutory relief:  Nothing in this clause 12 will prevent either party, at any time, from seeking any urgent interlocutory relief from a court of competent jurisdiction in relation to any matter that arises under this Agreement.

exhibit 10.01 licence agmt with redactions	Licence Agreement	28

13.	GENERAL

13.1	Force majeure:

(a)
Neither party will be liable to the other party for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused by anything beyond that party’s reasonable control, including (without limitation) war, civil commotion, hostility, act of terrorism, strike, lockout, other industrial act, weather phenomena or other act of God, or governmental regulation or direction (“Force Majeure”), provided that the party seeking to rely on this clause 13.1 has:

(i)	notified the other party as soon as reasonably practicable upon becoming aware of an actual or potential event of Force Majeure;

(ii)	used all reasonable endeavours to avoid, overcome or mitigate the effects of the event of Force Majeure as quickly as practicable; and

(iii)	consulted with the other party on its efforts under clause 13.1(a)(ii).

(b)	If:

(i)	as a result of a Force Majeure a party is unable to perform any of its material obligations under this Agreement; and

(ii)	the ability of such party to perform any such material obligation has been permanently affected by such Force Majeure,

then the party not subject to the event of Force Majeure may terminate this Agreement on giving the other party ten Business Days’ written notice.

(c)	Nothing in this clause 13.1 will excuse a party from any obligation to make a payment when due under this Agreement.

13.2	Variations: No amendment, variation or modification to this Agreement will be effective unless it is in writing and signed by duly authorised representatives of both parties.

13.3	Assignment:

(a)	Derma Sciences may assign any or all of its rights and obligations under this Agreement, provided it first obtains the written consent of Comvita, such consent not to be unreasonably withheld.

(b)	Comvita may assign any or all of its obligations under this Agreement, provided it first obtains the written consent of Derma Sciences, such consent not to be unreasonably withheld.

(c)	Comvita may assign any or all of its rights under this Agreement at any time, without requiring the consent of Derma Sciences.

13.4	No waiver:

(a)	A delay, neglect or forbearance by a party in enforcing any provision of this Agreement against the other will not waive or limit any right of that party.

exhibit 10.01 licence agmt with redactions	Licence Agreement	29

(b)	No provision of this Agreement will be considered waived by a party unless that party waives the provision in writing.

(c)	The parties will not treat a waiver by a party of any breach as a waiver of any continuing or re-occurring breach, unless the parties have expressly agreed to do so in writing.

13.5
Invalid clauses:  If any part of this Agreement is held to be invalid, unenforceable or illegal for any reason, this Agreement will be deemed to be amended by the addition or deletion of wording necessary to remove the invalid, unenforceable or illegal part, but otherwise to retain the provisions of this Agreement to the maximum extent permissible under applicable law.

13.6	Relationship:

(a)	The parties will perform their obligations under this Agreement as independent contractors to each other.

(b)
Nothing in this Agreement will create, constitute or evidence any partnership, joint venture, agency, trust or employer/employee relationship between the parties, unless it expressly states otherwise.  Neither party may represent, or allow anyone to represent, that any such relationship exists between the parties.

(c)	Neither party will have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided for in this Agreement.

13.7	Notices:

(a)	Each notice or other communication to be given under this Agreement (“Notice”) must be in writing and must be:

(i)	in the English language and clearly legible;

(ii)	sent by pre-paid post, facsimile (confirmed by pre-paid post) or personal delivery to the addressee at the facsimile number, physical address, or postal address specified in clause 13.7(b); and

(iii)	marked for the attention of the person or office holder (if any) specified in clause 13.7(b).

(b)	The initial facsimile number, address, and relevant person or office holder of each party are, unless otherwise notified by the relevant party in writing to the other party, as set out below:

Comvita:	Comvita New Zealand Limited
Wilson Road South
Paengaroa
NEW ZEALAND

Facsimile:        +64 7 533 1988
Attention:       Chief Executive Officer

Derma Sciences:	Derma Sciences, Inc.
214 Carnegie Centre
Suite 300
Princeton
New Jersey 08540
UNITED STATES OF AMERICA

Facsimile:        +1(609) 514-8554
Attention:       Chief Executive Officer

exhibit 10.01 licence agmt with redactions	Licence Agreement	30

(c)	No Notice will be effective until received. A Notice is, however, deemed to be received:

(i)	in the case of posting, on the third Business Day following the date of posting;

(ii)	in the case of personal delivery, when received; and

(iii)	in the case of a facsimile, following receipt of a report from the machine on which the facsimile was sent confirming that all pages were successfully transmitted,

but any Notice personally delivered or received by facsimile either after 5.00 pm on a Business Day, or on any day that is not a Business Day, will be deemed to have been received on the next Business Day.

(d)
Despite clauses 13.7(a) and (c)(i), if the Notice is posted from a country other than the country of the addressee, the method of posting must be pre-paid airmail, and the Notice will be deemed to be received on the seventh Business Day following the date of posting.

13.8
Further action:  Each party agrees to execute, acknowledge and deliver all instruments, make all applications and do all things, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

13.9	Announcements: Neither party may:

(a)	make any press or other public announcement about any aspect of this Agreement; or

(b)	use the name of the other party in connection with or as a result of this Agreement,

without the other party’s prior written consent.

13.10	Entire agreement:

(a)	This Agreement and the Confidentiality Agreement contains the whole of the contract and understanding between the parties relating to the matters covered by it.

(b)	This Agreement supersedes all prior representations, agreements, statements and understandings between the parties relating to those matters, whether verbal or in writing.

(c)	The parties acknowledge that they do not rely on any representation, agreement, term or condition that is not set out in this Agreement.

13.11	Counterparts:

(a)	The parties may sign this Agreement in any number of counterparts (including facsimile or PDF copies), and a party may enter into this Agreement by signing any counterpart.

exhibit 10.01 licence agmt with redactions	Licence Agreement	31

(b)	The parties confirm that their signing of this Agreement by such means will be valid and sufficient. All counterparts, when taken together, will constitute one and the same agreement.

13.12	Costs: Each party will bear its own legal costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

13.13	Remedies cumulative:

(a)	The rights of the parties under this Agreement are cumulative.

(b)	The parties do not exclude any rights provided by law, unless otherwise expressly stated in this Agreement.

SIGNED

COMVITA NEW ZEALAND LIMITED	by:	/s/ Brett D. Hewlett
Signature of Authorised Signatory

Brett D. Hewlett
Name of Authorised Signatory

DERMA SCIENCES, INC	by:	/s/ Edward J. Quilty
Signature of Authorised Signatory

Edward J. Quilty
Name of Authorised Signatory

exhibit 10.01 licence agmt with redactions	Licence Agreement	32

SCHEDULE 1

PATENTS AND PATENT APPLICATIONS

Country	Comvita name and description	Number

Australia	Honey Wax and Oil Ointment	2003234758

Germany	Honey Wax and Oil Ointment	10337340

United Kingdom	Honey Wax and Oil Ointment	2391809

United States of America	Honey Wax and Oil Ointment	11/106,473

Australia	Hydrocolloid composition	2003234758

Europe	Hydrocolloid composition	06790431.8

United States of America	Hydrocolloid composition	12/091897

New Zealand	Apinate (Honey Impregnated Wound Dressing)	505514

Australia	Apinate (Honey Impregnated Wound Dressing)	2001-282707

Australia	Apinate (Honey Impregnated Wound Dressing)	2007100007

United States of America	Apinate (Honey Impregnated Wound Dressing)	10/312,742

Canada	Apinate (Honey Impregnated Wound Dressing)	2415272

Japan	Apinate (Honey Impregnated Wound Dressing)	2002-505050

Europe	Manusorb (Wound Dressings)	02804300.8

United States of America	Manusorb (Wound Dressings)	12/108421

Canada	Manusorb (Wound Dressings)	2,469,033

Australia	Manusorb (Wound Dressings)	2002365662

New Zealand	Manusorb (Wound Dressings)	545248

Europe	Manugel (Use of Honey in Medical Dressings)	1237561

Australia	Manugel (Use of Honey in Medical Dressings)	781878

United States of America	Manugel (Use of Honey in Medical Dressings)	6,956,144

exhibit 10.01 licence agmt with redactions	Licence Agreement	33

Country	Comvita name and description	Number

Canada	Manugel (Use of Honey in Medical Dressings)	2,397,614

Japan	Manugel (Use of Honey in Medical Dressings)	2001-543121

Singapore	Manugel (Use of Honey in Medical Dressings)	89560

South Africa	Manugel (Use of Honey in Medical Dressings)	2002/4615

New Zealand	Manugel (Use of Honey in Medical Dressings)	501687

New Zealand	Wound Closure Dressing (Wound Closure Dressing)	533121

Australia	Wound Closure Dressing (Wound Closure Dressing)	2005244719

New Zealand	Honey Gel (A Medical Composition)	542258

Australia	Honey Gel (A Medical Composition)	2006288017

Canada	Honey Gel (A Medical Composition)	2621774

China	Honey Gel (A Medical Composition)	200680032701.7

Europe	Honey Gel (A Medical Composition)	060799584

United States of America	Honey Gel (A Medical Composition)	12/066,077

exhibit 10.01 licence agmt with redactions	Licence Agreement	34

SCHEDULE 2

TRADE MARKS

Trade marks:

MEDIHONEY

Trade mark registrations and applications:

Country	Number	Mark	Classes

Australia	1077514	MEDIHONEY	3, 5, 30

Australia	703128		5

Australia	861941		3, 30

Canada	553239		5

China	4109683		5

China	4109682		30

China	4109684		3

China	7147550		3

China	7147548		5

exhibit 10.01 licence agmt with redactions	Licence Agreement	35

Country	Number	Mark	Classes

China	7147549		30

Hong Kong	2001B01778		5

Hong Kong	301205487		3, 5, 30

India	1286029		3

India	1286030		5

India	1286031		30

Japan	11-106028		5

South Korea	40-2003-0040869		3

South Korea	40-2003-0040870		5

South Korea	40-2003-0040871		30

Malaysia	2004-09060		30

Malaysia	2004-09061		5

Malaysia	2004-09062		3

New Zealand	735743		3, 5, 30

New Zealand	605127		5

Norway	227059		3, 5, 30

Singapore	T0003651D		5

exhibit 10.01 licence agmt with redactions	Licence Agreement	36

Country	Number	Mark	Classes

Thailand	584169		3

Thailand	584170		05

Thailand	584171		30

Taiwan	01150454		5

Taiwan	01152039		30

Taiwan	01140175		3

Taiwan	97044374		3, 5, 30

United States of America	2694376		5

European Union	001386259		05 30 32

exhibit 10.01 licence agmt with redactions	Licence Agreement	37

SCHEDULE 3

LICENSED PRODUCTS

Honey impregnated non adhesive alginates
•	rope – 31012
•	2x2” (5x5cm) – 31022,
•	4x5” – 31045
•	10x10cm

Honey impregnated tulle type dressings
•	Actilite 2x2” (5x5cm)
•	Actilite 10x10cm
•	Actilite 4x5”
•	Gauze 2x2” (5x5cm)
•	Gauze 10x10cm
•	Gauze 4x5”

Honeycolloid non-adhesive sheets
•	2x2” (5x5cm) – 31222
•	10x10cm
•	4x5” – 31245)

Honeycolloid adhesive sheets
•	2x2” (5x5cm) – 31422
•	10x10cm
•	4x5” – 31445

100% Honey in tubes
•	10g
•	20g
•	25g
•	50g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g) - 31515
•	3oz (85.05g) -31530

Medihoney Gel (honey with gelling agents) in tubes
•	10g
•	20g
•	25g
•	50g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g)
•	3.0oz (85.05g)

exhibit 10.01 licence agmt with redactions	Licence Agreement	38

Hydrogel-based honey Adhesive and/or non-adhesive dressings
•	2x2” (5x5cm)
•	10x10cm
•	4x5”

Derma Cream in tubes
•	15g
•	20g
•	50g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g)
•	3.0oz (85.05g)

Barrier Cream in tubes
•	15g
•	20g
•	50g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g)
•	3.0oz (85.05g)

Sticking plasters
•	Multiple sizes of sticking plasters that include Medical Honey.

Hydrogrel
•	3.8cm, Sterile 1’s, 10/box
•	7cm x 7cm, Sterile 1’s, 10/box
•	11cm x 11cm, Sterile 1’s, 10/box
•	15.2cm x 22.9cm, Sterile 1’s, 10/box
•	7cm x 7cm, w/adhesive border, Sterile 1’s, 10/box
•	11cm x 11cm, w/adhesive border, Sterile 1’s, 10/box

exhibit 10.01 licence agmt with redactions	Licence Agreement	39

SCHEDULE 4

MEDICAL HONEY SPECIFICATIONS

The specifications that Medical Honey must comply with in terms of content, quality and essential features are those specifications set out in Comvita’s Product Specifications numbered 4460A-002, 3980A-001, 4040A-001 and 4124A-001 and Comvita’s Product Information Sheet for Medical Honey 12+ (Code 743), copies of which are attached as an exhibit hereto, as may be updated or revised by Comvita from time to time after consultation with Derma Sciences.

exhibit 10.01 licence agmt with redactions	Licence Agreement	40

SCHEDULE 5

OTC PRODUCTS

100% Honey in tubes (maximum retail sale carton up to 10 units)
•	25g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g) – 31515
•	50g
•	3oz (85.05g) -31530

Medihoney Gel (honey with gelling agents) in tubes (maximum retail sale carton up to 10 units)
•	25g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g) – 31515
•	50g
•	3oz (85.05g) -31530

Derma Cream in tubes (maximum retail sale carton up to 10 units)
•	15g
•	20g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g)
•	50g
•	3.0oz (85.05g)

Barrier Cream in tubes (maximum retail sale carton up to 10 units)
•	15g
•	20g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g)
•	50g
•	3.0oz (85.05g)

Sticking plasters
•	Multiple sizes up to 25cm2 honeycolloid or similar patch size with maximum retail box size of 99 “sticking plaster” units

exhibit 10.01 licence agmt with redactions	Licence Agreement	41

SCHEDULE 6

MINIMUM ROYALTY

Calendar Year	Minimum Royalty To Pay

2010	[*]

2011	US$[*]

2012	US$[*]

2013	US$[*]

2014	US$[*]

2015 and each successive calendar year afterwards
The minimum royalty will be the higher of:

(a)       the amount of royalty that Derma Sciences would have paid on [*]% of the Net Sales Value actually generated by Derma Sciences in the previous calendar year; and

(b)       US$[*].

For example, if the Net Sales Value in 2014 was $[*] then the Minimum Royalty for 2015 would be the royalty payable on $[*] Net Sales Value ([*] x $[*] or $[*]).

[*] Redacted pursuant to a request for confidential treatment submitted to the SEC.

exhibit 10.01 licence agmt with redactions	Licence Agreement	42